EXHIBIT 10.37



                       TERMS AND CONDITIONS

                   DIRECTOR COMPENSATION PROGRAM

                       DEFERRED STOCK AWARD



       This award is subject to the provisions of The Reader's
Digest Association, Inc. Director Compensation Program (the
"Plan") and the Terms and Conditions detailed below.

       1. Deferred Stock Award Subject to Conditions. This award represents an unfunded promise by The Reader's Digest
Association, Inc. ("Reader's Digest") to deliver to you a number of shares of Reader's Digest Common Stock, par value $0.01 per share, specified in a Grant Letter at one or more future dates (a "Deferred Stock Award"). The shares deliverable pursuant to the Deferred Stock Award are referred to as "Deferred Stock." The granting of the Deferred Stock Award does not involve an actual transfer of property on the date of grant or at any time prior to the delivery date referred to in Paragraph 2 below.

       2.  Delivery Date of Deferred Stock.  The shares of
Deferred Stock shall be delivered to you as of the first trading day of the calendar year after termination of your service as a Director on the Board of Directors of the Company.

       Notwithstanding the foregoing, the Committee may, in its sole discretion at any time after the grant of the Deferred Stock
Award, accelerate the delivery date as to all or any part of the Deferred Stock Award.

       4. Adjustments. If there is any change in the capital stock of Reader's Digest, the term "Deferred Stock" shall include any securities and other property that you would have received or become entitled to receive pursuant to the terms of the Plan, and the Committee may make any other adjustments as it may determine to be appropriate in accordance with the Plan, such determination to be final and binding.

       5. Tax Withholding. You are responsible for satisfying any tax withholding obligation that is applicable to you, including any U.S., non-U.S. or social insurance tax withholding obligation.

       6.  Miscellaneous

           (a) The Deferred Stock Award is subject to the detailed provisions of the Plan, a copy of which may be obtained from the Human Resources Department of Reader's Digest.

           (b) The Deferred Stock Award, does not give you any rights as a holder of Common Stock prior to the delivery date under Paragraph 2. You will not receive regular quarterly cash dividends or dividend equivalents with respect to the Deferred Stock Award.

           (c) You may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Deferred Stock Award without the written consent of Reader's Digest as authorized by its Board of Directors or the Committee (as defined in the Plan) under the Plan.

           (d) This statement of Terms and Conditions is subject to and qualified by the provisions of the Plan.

           (e) The Plan, and the Grant Letter and the Terms and Conditions relating to the Deferred Stock Award shall be governed by the laws of the State of New York, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, the Grant Letter and the Terms and Conditions to the substantive law of another jurisdiction. You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan, the Grant Letter and the Terms and Conditions.